Exhibit 10.11

NuAxess 2, Inc., a wholly owned subsidiary of Quad M Solutions, Inc., enters into a Binding Term Sheet with Mammoth Life and ReInsurance LLC . for a Joint Venture;
Definitive Closing Agreements to Follow

Quad M Solutions, Inc., through its wholly owned subsidiary, Nu Axess 2, Inc. (the “Company”), has entered into a Binding Term Sheet with Mammoth Life and ReInsurance LLC (“Mammouth”). Pursuant to the Binding Term Sheet, the Company is to receive 60 % and Mammoth is to receive 40 % of the stop loss captive underwriting profitability of all Quad M and its subsidiaries’ business that Quad M brings to Mammoth throughout the prior year. For example, all revenue coming from any business conducted between the two companies less referral fees given to mammoth, and prior to any reinsurance fees given to mammoth less operating expense and less medical claims.

Quad M Solutions, Inc. will contract with Mammoth Life and ReInsurance LLC. to be either a full or partial stop loss provider and group life insurance provider to Quad M Solutions, Inc. and subsidiary’s insurance plans.

Mammoth shall be paid NuAxess’s standard referral rate for new business.

Signatures

/s/: Joseph Frontiere, CEO	/s/: Paul Ford, CEO
Quad M Solutions Inc.	Mammoth Life and Reinsurance LLC

Dated: September 25, 2021